Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Incentive Award Plan of LiveWire Group, Inc. of our report dated April 14, 2022, with respect to the combined financial statements and schedule of LiveWire EV included in the proxy statement/prospectus of AEA-Bridges Impact Corp. that is made as part of the Amended Registration Statement (Form S-4) and related Prospectus of AEA-Bridges Impact Corp. dated July 27, 2022.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

November 28, 2022